Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607-7506

April 30, 2024

Board of Directors

Citius Pharmaceuticals, Inc.

11 Commerce Drive, First Floor

Cranford, New Jersey 07016

Ladies and Gentlemen:

We have acted as counsel to Citius Pharmaceuticals, Inc., a Nevada corporation (the “Company”), in connection with the issuance and sale of (i) an aggregate of 21,428,574 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), (ii) warrants to purchase up to an aggregate of 21,428,574 shares of Common Stock (the “Warrants”), and (iii) placement agent warrants to purchase up to an aggregate of 1,500,000 shares of Common Stock (the “Placement Agent Warrants”), pursuant to the registration statement on Form S-3 (Registration Statement No. 333-277319), as filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), as declared effective by the Commission on March 1, 2024 (the registration statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”), together with the exhibits to the Registration Statement and the documents incorporated by reference therein and the related base prospectus which forms a part of and is included in the Registration Statement and the related prospectus supplement in the form filed with the Commission pursuant to Rule 424(b) under the Act on April 26, 2024 (the “Prospectus”).

The Shares and the Warrants are to be sold pursuant to a Securities Purchase Agreement, dated as of April 25, 2024, by and among the Company and the investors signatory thereto (the “Purchase Agreement”), which has been filed as an exhibit to the Company’s Current Report on Form 8-K filed on April 30, 2024. The Placement Agent Warrants are to be issued pursuant to that certain engagement letter between the Company and H. C. Wainwright & Co., LLC dated April 10, 2024 (the “Engagement Letter”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Amended and Restated Articles of Incorporation, as amended to date, the Company’s Amended and Restated Bylaws, as amended to date, the Purchase Agreement, the Engagement Letter and such instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing, we are of the opinion that (i) the Shares, when issued and sold in accordance with the Purchase Agreement, the Registration Statement and the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable, (ii) the Warrants, when issued and sold in accordance with the Purchase Agreement, the Registration Statement and the Prospectus, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance, (iii) the Placement Agent Warrants, when issued in accordance with the Engagement Letter, the Registration Statement and the Prospectus, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance, (iv) when the shares of Common Stock underlying the Warrants (the “Warrant Shares”) are issued and paid for in accordance with the terms and conditions of the Underwriting Agreement and the Warrants and issued and sold in accordance with the Registration Statement and the Prospectus, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable, and (v) when the shares of Common Stock underlying the Placement Agent Warrants (the “Placement Agent Warrant Shares”) are issued and paid for in accordance with the terms and conditions of the Letter Agreement and the Placement Agent Warrants and issued and sold in accordance with the Registration Statement and the Prospectus, the Placement Agent Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is limited to the current federal laws of the United States and laws of the State of Nevada, including the statutory provisions and reported judicial decisions interpreting these laws.

We hereby consent to the use of our name wherever it appears in the Registration Statement and the Prospectus, and in any amendment or supplement thereto, the filing of this opinion as an exhibit to a current report on Form 8-K of the Company and the incorporation by reference of this opinion in the Registration Statement.

In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Sincerely,

/S/ WYRICK ROBBINS YATES & PONTON LLP